Exhibit 99.1
COMPASS PATHWAYS PLC
2026 INDUCEMENT PLAN
SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the COMPASS Pathways plc 2026 Inducement Plan and enable the officers, employees, Non-Employee COMPASS Pathways plc (the “Company”) to grant equity awards to induce highly qualified prospective officers and employees who are not currently employed by the Company and its Affiliates to accept employment and to provide them with a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. The Company intends that the Plan be reserved for persons to whom the Company may issue securities without shareholder approval as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc.
The following terms shall be defined as set forth below:
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“ADSs” means American Depositary Shares, representing Ordinary Shares on deposit with a U.S. banking institution selected by the Company.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the U.S. Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Units, Restricted Share Awards, Unrestricted Share Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act.
ACTIVE/204140181.1

Exhibit 99.1
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan is approved by the Board as set forth in Section 18.
“Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the ADSs are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“NASDAQ Inducement Exception” means Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc., or any successor rule, and related guidance thereunder.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Share Option” means any Share Option that is not an “incentive stock option” as defined in Section 422 of the Code.
“Option” or “Share Option” means any option to purchase Shares granted pursuant to Section 5.
“Ordinary Shares” mean ordinary shares in the Company, with a nominal value of £0.008 per share, subject to adjustments pursuant to Section 3.
“Restricted Shares” means the Shares underlying a Restricted Share Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Share Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Share Units” means an Award of Share units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding Share immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding Share or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Share of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power
ACTIVE/204140181.1

Exhibit 99.1
immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Sale Event.
“Section 409A” means Section 409A of the U.S. Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relation as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Share” means an Ordinary Share and/or the number of ADSs equal to an Ordinary Share, as the context may require.
“Share Appreciation Right” means an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Share on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Unrestricted Share Award” means an Award of Shares free of any restrictions.
“U.S. Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)    Administration of Plan. The Plan shall be administered by the Administrator.
(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;
ACTIVE/204140181.1

Exhibit 99.1
(ii) to determine the time or times of grant, and the extent, if any, of Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, Unrestricted Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of Shares to be covered by any Award;
(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Share Options may be exercised; and
(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)    Delegation of Authority to Grant Awards. Subject to applicable law and the NASDAQ Inducement Exception, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the U.S. Exchange Act, as applicable, and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Share underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)    Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
ACTIVE/204140181.1

Exhibit 99.1
(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Exchange Act or any other applicable United States securities law, the U.S. Code, or any other applicable United States governing statute or law. The Company Share Option Plan (the “CSOP”), as a subplan to this Plan, is hereby attached as Appendix A to this Plan.
SECTION 3.    SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)    Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 3,500,000 Shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.
(b)    Changes in Shares. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or
ACTIVE/204140181.1

Exhibit 99.1
other similar change in the Company’s capital shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Share Award, and (iv) the exercise price for each share subject to any then outstanding Share Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Share Options and Share Appreciation Rights) as to which such Share Options and Share Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Share Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and/or exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and Share Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Share Appreciation Rights (provided that, in the case of an Option or Share Appreciation Right with an exercise price equal to or greater than the Sale
ACTIVE/204140181.1

Exhibit 99.1
Price, such Option or Share Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Share Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.
SECTION 4.    ELIGIBILITY
Grantees under the Plan will be such individuals to whom the Company may issue securities without shareholder approval in accordance with the NASDAQ Inducement Exception, as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the U.S. Securities Act, unless (i) the Shares underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.    SHARE OPTIONS
(a)Award of Share Options. The Administrator may grant Share Options under the Plan. Any Share Option granted under the Plan shall be a non-Qualified Share Option, and shall be in such form as the Administrator may from time to time approve.
Share Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.
(b)    Exercise Price. The exercise price per Share covered by a Share Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. Notwithstanding the foregoing, Share Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) to individuals who are not subject to U.S. income tax or (ii) the Share Option is otherwise compliant with or exempt from Section 409A.
(c)    Option Term. The term of each Share Option shall be fixed by the Administrator, but no Share Option shall be exercisable more than ten years after the date the Share Option is granted.
(d)    Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.
ACTIVE/204140181.1

Exhibit 99.1
(e)    Method of Exercise. Share Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of Shares that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)    By a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Share Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Share Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Share Options may be permitted through the use of such an automated system.
SECTION 6.    SHARE APPRECIATION RIGHTS
(a)    Award of Share Appreciation Rights. The Administrator may grant Share Appreciation Rights under the Plan. A Share Appreciation Right is an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a Share on the date of
ACTIVE/204140181.1

Exhibit 99.1
exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
(b)    Exercise Price of Share Appreciation Rights. The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, Share Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) to individuals who are not subject to U.S. income tax or (ii) the Share Appreciation Rights are otherwise compliant with or exempt from Section 409A.
(c)    Grant and Exercise of Share Appreciation Rights. Share Appreciation Rights may be granted by the Administrator independently of any Share Option granted pursuant to Section 5 of the Plan.
(d)    Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Share Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.    RESTRICTED SHARE AWARDS
(a)    Nature of Restricted Share Awards. The Administrator may grant Restricted Share Awards under the Plan. A Restricted Share Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.
(b)    Rights as a Shareholder. Upon the grant of the Restricted Share Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Share Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Share Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, if a
ACTIVE/204140181.1

Exhibit 99.1
grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8.    RESTRICTED SHARE UNITS
(a)    Nature of Restricted Share Units. The Administrator may grant Restricted Share Units under the Plan. A Restricted Share Unit is an Award of share units that may be settled in Shares (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Share Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Share Units, to the extent vested, shall be settled in the form of Shares. Restricted Share Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)    Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the share units underlying his Restricted Share Units, subject to the provisions of Section 10 and such terms and conditions as the Administrator may determine.
(c)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee’s right in all Restricted Share Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
ACTIVE/204140181.1

Exhibit 99.1
SECTION 9.    UNRESTRICTED SHARE AWARDS
Grant or Sale of Unrestricted Share. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. An Unrestricted Share Award is an Award pursuant to which the grantee may receive Shares of free of any restrictions under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.    DIVIDEND EQUIVALENT RIGHTS
(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Share Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Share Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 11.    TRANSFERABILITY OF AWARDS
(a)    Transferability. Except as provided in Section 11 (b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, by the grantee’s legal representative or guardian in the event of the grantee’s incapacity (evidenced to the satisfaction of the Administrator) or the grantee’s personal representatives in the case of his death. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
ACTIVE/204140181.1

Exhibit 99.1
(b)    Administrator Action. Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Share Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)    Family Member. For purposes of Section 11(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)    Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 12.    TAX WITHHOLDING
(a)    Payment by Grantee. Each grantee shall, no later than the date as of whichthe value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by the applicable law in the relevant jurisdiction, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)    Payment in Shares. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as
ACTIVE/204140181.1

Exhibit 99.1
the value of Shares includible in income of the Participants. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 13.    SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 14.    TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)    For purposes of the Plan, the following events shall not be deemed a termination of Service Relationship:
(i)    a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Subsidiary to another; or
(ii)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
(c)In the case of grantees who are employed in the UK, the termination date of their employment shall be the date notice is given by or to them unless the Administrator decides that it can be a later date before the statutory or contractual expiry date of their notice period.
SECTION 15.    AMENDMENTS AND TERMINATION
ACTIVE/204140181.1

Exhibit 99.1
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or Section 3(c), without prior shareholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Share Options or Share Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 16.    STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 17.    GENERAL PROVISIONS
(a)    No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)    Issuance of Shares. To the extent certificated, Share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Shares pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. Any Shares issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any Share certificate or notations on any book entry to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require
ACTIVE/204140181.1

Exhibit 99.1
that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)    Shareholder Rights. Until Shares are deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Share Option or any other action by the grantee with respect to an Award.
(d)    Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary. If a grantee ceases to be employed by the Company or any Subsidiary for any reason whatsoever (including as a result of being wrongfully or unfairly dismissed) they shall not be entitled, and by accepting an Award they shall be deemed to have waived any possible entitlement, to any sum or other benefit accrued or in prospect in connection with that Award, and no such loss or curtailment shall form part of any claim for damages for breach of the grantee’s contract of employment or compensation for dismissal or any other claim whatsoever.
(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 18.    EFFECTIVE DATE OF PLAN
This Plan shall become effective immediately upon approval by the Board.
SECTION 19.    GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the law of England and Wales, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS: January 22, 2026
ACTIVE/204140181.1

Exhibit 99.1

Appendix A to the COMPASS Pathways plc 2026 Inducement Plan

COMPASS PATHWAYS plc
COMPANY SHARE OPTION PLAN
Adopted by resolution of the Directors on
DATE: 22 January 2026

ACTIVE/204140181.1

Exhibit 99.1

COMPASS PATHWAYS plc
COMPANY SHARE OPTION PLAN
SUBPLAN TO THE COMPASS PATHWAYS PLC 2026 INDUCEMENT PLAN
(TAX ADVANTAGED under SCHEDULE 4 TO ITEPA)
RULES
1.    DEFINITIONS AND INTERPRETATION
1.1    In this Scheme (unless the context requires otherwise), the following words and expressions shall have the following meanings:

2026 Plan ADS	the COMPASS Pathways plc 2026 Inducement Plan; means American Depositary Shares, representing ordinary shares in the Company on deposit with a U.S. banking institution selected by the Company;

Associated Company	means any company which, in relation to the Company, is an associated company as that term is defined in Section 449 of the Corporation Tax Act 2010;

Acting in Concert	has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended and/or superseded from time to time);

Company	means Compass Pathways Plc, a company registered in England and Wales with number 12696098;

Control	has the meaning given in section 719 of ITEPA 2003;

Date of Grant	means the date on which an Option is to be granted under Rule 4;

Dealing Code	means any rules and regulations adopted by the Company to govern dealings in Shares, interests in Shares, or Options or rights over Shares;

Directors	means the board of directors of the Company or a duly authorised committee of the directors;

ACTIVE/204140181.1

Exhibit 99.1

Exercise Price
means the price at which each Share subject to an Option may be acquired on the exercise of that Option being, subject to Rule 10, not less than the higher of:
(a) the nominal value of a Share; and
(b) the Market Value of a Share on the Date of Grant of the Option;

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003;

Market Value
means the market value of any share on any date shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and
a)in the case of any share which at the relevant time is traded on a recognised stock exchange (within the meaning of Schedule 4) shall be the most recent closing price for that share; or
b)(if such shares are not for the time being so traded) the price determined by the Directors as being the market value of such shares on the relevant date and agreed in advance, for the purposes of the relevant grant, by the Directors and HM Revenue & Customs Shares and Assets Valuation Division

NICs	means National Insurance Contributions

Option	means a right to acquire Shares granted pursuant to and in accordance with the rules of the Scheme and which has not lapsed or ceased to be exercisable;

Optionholder	means the person who has been granted an Option or, if that person has died, and where the context requires, his Personal Representatives;

Optionholder’s Employer
means such Member of the Group as is or, if the Optionholder has ceased to be employed within the Group, was the Optionholder’s employer or such other Member of the Group or person as, under the PAYE Regulations or, as the case may be the NIC Regulations or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Option Tax Liability;

Option Tax Liability
means, in relation to an Optionholder, any liability of an Optionholder’s Employer to account to HMRC or other tax authority for any amount of, or representing, income tax and NICs (which shall include secondary employer’s Class 1 contributions) or any other tax charge levy or other sum, whether under the laws of the United Kingdom or otherwise, which may arise on the grant, exercise, assignment or release of an Option or the acquisition or earmarking of Shares pursuant to an Option granted under this Scheme;

ACTIVE/204140181.1

Exhibit 99.1

Personal Data
means any personal information which could identify an Optionholder, including details of an Option and for as long as in effect, as set out in article 4 of the General Data Protection Regulation (Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data) (the “GDPR”), in respect of the Optionholder;

Personal Representatives
means, in relation to an Optionholder, the legal personal representatives of the Optionholder (being either the executors of the Optionholder’s will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such

Qualifying Employee
means any employee of a Member or Members of the Group not being a director (regardless of the number of hours per week served) but excluding any director or employee who is ineligible by virtue of paragraph 9 of Schedule 4 to participate in the Scheme;

Rules	means these Rules as from time to time amended;

Schedule 4	means Schedule 4 to ITEPA;

Scheme	means this Scheme, which shall be known as the Compass Pathways plc Company Share Option Plan, as amended, from time to time pursuant to the provisions of Rule 11;

Share	means a fully paid ordinary share in the Company, complying with the conditions of paragraphs 16 to 18 (inclusive) and 20 of Schedule 4;

Trade Sale
means the sale of (or the grant of a right to acquire or to dispose of (regardless of whether such right or obligation is contingent and/or optional)) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will (or will result upon exercise of such right) result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring Control of the Company;

Vesting	shall have the meaning given by clause 3.3, and the terms Vest, Vested and Unvested shall be construed accordingly

2.    For the purposes of this Scheme:
ACTIVE/204140181.1

Exhibit 99.1
1.2.1    any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted;
1.2.2    words denoting the masculine gender shall include the feminine;
1.2.3    words denoting the singular shall include the plural and vice versa;
1.2.4    references in these Rules to a rule, clause, sub-clause, paragraph or sub-paragraph are, unless otherwise stated, references to a rule, clause, sub-clause, paragraph or sub-paragraph of these Rules and no account should be taken of headings which have been inserted for ease of reference only;
1.2.5    references in these Rules to month shall be deemed to be references to a calendar month.
2.    LIMITS TO SCHEME
2.1    Any Option granted to a Qualifying Employee shall be limited and take effect so that the aggregate Market Value of Shares subject to that Option at the Date of Grant, when aggregated with the Market Value of Shares (at the relevant date of grant) which may be acquired on the exercise of Options granted to him under the Scheme or under any other scheme benefitting from the tax advantages of Schedule 4 established by the Company or by any Associated Company (but excluding Options which have been exercised, surrendered or cancelled), shall not exceed £60,000 (or such other amount as shall from time to time be specified in paragraph 6(1) of Schedule 4). For the purposes of calculating this figure, there shall be used if necessary the average currency conversion rate quoted by the Financial Times in London as the price for pounds sterling purchased with US dollars.
2.2    The level of grant for each Qualifying Employee shall be determined by the Directors.
2.3    For the purposes of Rule 2.1, the Market Value of Shares shall be calculated as at the time the Options in relation to those Shares were granted or such earlier time as may have been agreed in writing with HM Revenue & Customs.
3.    PROVISIONS RELATING TO THE GRANT OF OPTIONS
3.1    Subject to the limitations and conditions contained in the Scheme and unless prohibited by law, the Directors may from time to time in their absolute discretion select any number of persons who are, at the intended Date of Grant, Qualifying Employees and grant Options to them.
3.2    Options shall be granted on such terms and in such form as the Directors may from time to time determine.
3.3    Options may be granted over an ADS provided that the Options provide for the right to acquire Shares.
ACTIVE/204140181.1

Exhibit 99.1
The terms and conditions upon which Options may be granted may include a vesting schedule, in which case the Option shall be treated as Vested to the extent that the relevant vesting date has expired or, as the case may be the relevant condition has been fulfilled.
3.4    Each Option shall be granted either by way of deed or for monetary consideration not exceeding £1 per grant.
4.    GRANT OF OPTIONS
4.1    The grant of an Option under the Scheme shall be evidenced by the issue to the Qualifying Employee of an Option certificate substantially in the form set out in the Appendix to these Rules. The Option certificate shall state the Date of Grant and the Exercise Price and shall give details of any applicable terms of Vesting.
4.2    Except as otherwise specifically provided in these Rules (including, for the avoidance of doubt, Rule 6.1), each Option shall be exercisable only by the Qualifying Employee to whom it is granted and may not be transferred, assigned or charged. Any purported transfer, assignment or charge shall entitle the Company to cancel the Option. Each Option certificate shall carry a statement to this effect.
5.    EXERCISE OF OPTIONS
5.1    Exercise of Options
Subject to the provisions of this Rule 5, Options may only be exercised (a) up to the extent Vested; or (b) in accordance with Rules 6, 7, 8 and 9. Options may be exercised by lodging (electronically or otherwise) with the Company Secretary, or such other person as the Directors may specify:
5.1.1    the relevant Option certificate    e;
5.1.2    a duly completed notice of exercise as set out in Appendix 2 (or in such form as the Directors may from time to time prescribe) in respect of such number of Shares as the Optionholder shall specify on the notice of exercise;
5.1.3    payment (by BACs transfer or in such other form as is acceptable to the Directors and approved by HM Revenue & Customs) of the aggregate Exercise Price for the Shares acquired; and
5.1.4    (if applicable) payment (by BACs transfer or in such other form as is acceptable to the Directors) in respect of any Option Tax Liability in accordance with Rule 5.4.
5.2    General restrictions on exercise of Options
Options may not be exercised:
ACTIVE/204140181.1

Exhibit 99.1
5.2.1    following the day prior to the tenth anniversary of the Date of Grant;
5.2.2    by an Optionholder at any time if at that time he is not eligible to participate in the Scheme by virtue of paragraph 9 of Schedule 4;
5.2.3    save as provided in Rule 6, by an Optionholder at any time after he has ceased employment within the Group (within the meaning of Rule 6.3); or
5.2.4    where such exercise would be in breach of any Dealing Code.
5.3    Lapse of Options
An Option or part thereof which shall not have been exercised by the tenth anniversary of the Date of Grant shall automatically lapse.
5.4    Deductions for tax
The Company and/or the relevant Member of the Group that is the employing company of the Optionholder shall deduct sufficient funds to cover the Option Tax Liability from payments made to the Optionholder, but if no such payment is made or if the Option Tax Liability exceeds the amount deducted, the Company shall:
5.4.1    require that a payment of such Option Tax Liability be made by the Optionholder as a condition of exercise;
5.4.2    retain and sell on the Optionholder's behalf legal title to sufficient Shares allotted on exercise of the Option to raise the necessary funds to meet the Option Tax Liability or in reimbursing the Company or the relevant Member of the Group; and/or
5.4.3    otherwise make such other arrangements with the Optionholder in question as the Directors deem appropriate for the reimbursement to the Company or relevant Member of the Group of the Option Tax Liability.
5.5    Result of exercise of Options
5.5.1    Subject to the obtaining of any relevant consents and to the terms of any such consent, and subject to receipt by the Company of the appropriate payment in full in cleared funds, within 30 days of receipt by the Company of the notice of exercise, the Directors on behalf of the Company shall allot to the Optionholder or procure the transfer to him of the number of Shares in respect of which the Option has been exercised, less any Shares that have been withheld pursuant to Rules 5.4.2 or 5.4.3.
5.5.2    All Shares allotted on exercise of Options shall on issue rank pari passu in all respects with the Company's existing Shares, save that the Shares issued will not
ACTIVE/204140181.1

Exhibit 99.1
rank for any dividends or other distributions declared or recommended the record date for which falls prior to the date when the Option is exercised.
5.6    The Company shall at all times keep available sufficient unissued Shares or shall procure that there are available sufficient Shares, to satisfy the exercise of all Options granted under the Scheme, taking account of any other obligations of the Company to issue Shares.
5.7     Options may only be exercisable by payment of the aggregate Exercise Price in cash pursuant to section 5.1.3 of the 2026 Plan. For the avoidance of doubt, Section 5(e)(ii) and Section 5(e)(iv) of the 2026 Plan shall be expressly disapplied for this purpose.
6.    CESSATION OF EMPLOYMENT
Subject to Rule 6.2.2:
6.1.    If an Optionholder dies before exercising an Option or part thereof and at a time when he is either a Qualifying Employee or entitled to exercise that Option by virtue of Rule 6.2 below and the Option may (and must, if at all) be exercised to the extent Vested at the date of death by his Personal Representatives within the period ending on the earlier of
6.1.1    the expiry of 12 months after the date of death; and
6.1.2    the tenth anniversary of the Date of Grant.
6.2    If an Optionholder ceases employment within the Group
6.2.1    by reason of misconduct, any Option held by him shall lapse in full forthwith;
6.2.2    by reason of
(a)    injury, disability, redundancy or retirement,
(b)    the sale out of the Group of the Optionholder’s employing company or business
(c)    any other circumstances, where the Directors so permit,
the Option shall lapse as to the balance of the Option Unvested but may be exercised to the extent Vested within 6 months of such cessation (3 months in the case of (c)). Such portion of Option shall lapse if not exercised on the expiry of such period.
6.2.3    in any other circumstances, the Option shall lapse in full on cessation of employment.
ACTIVE/204140181.1

Exhibit 99.1
6.3    An Optionholder shall not be treated for the purposes of these Rules as ceasing employment within the Group until such time as he is no longer a director or employee of any Member of the Group and an Optionholder who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Option under the Scheme shall be treated for the purposes of these Rules as not having ceased employment within the Group.
6.4    For the purposes of these Rules, where an Optionholder's contract of employment with the Group is terminated for misconduct, the Optionholder's employment shall be deemed to cease on the date on which the termination takes effect, and where the said contract is terminated by notice given by the Optionholder or a Member of the Group (other than in the case of gross misconduct), the Optionholder's employment shall be deemed to cease on the date on which that notice expires.
6.5    For the purposes of this Rule, an Optionholder shall be deemed to have ceased by reason of misconduct where the Company dismisses him without notice or payment in lieu or where he resigns in circumstances where the Company would have been entitled so to dismiss him under his employment contract.
7    CHANGE OF CONTROL IN COMPANY
7.1    For the purposes of this Rule 7, a Relevant Event means:
7.1.1    a person (Acquiring Company) obtaining Control of the Company as a result of:
(a)     making a general offer to acquire the whole of the issued share capital of the Company (except for any capital already held by the Acquiring Company or any person connected with the Acquiring Company) that is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or
(b)     making a general offer to acquire all the shares in the Company (except for any shares already held by the Acquiring Company or any person connected with the Acquiring Company) that are of the same class as the Shares; or
7.1.2    the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:
(a)    all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or
ACTIVE/204140181.1

Exhibit 99.1
(b)     all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a scheme benefitting from the tax advantages of Schedule 4; or
7.1.3    shareholders becoming bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects:
(a)     all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or
(b)     all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a scheme benefitting from the tax advantages of Schedule 4; or
7.1.4    a person becomes bound or entitled to acquire Shares under sections 979 to 985 of the Companies Act 2006.
7.2    Subject to Rule 7.5 and Rule 7.11, an Option may be exercised to the extent Vested (or, if the Directors so determine, to a greater extent or in full):
7.2.1    within six months of a Relevant Event occurring under Rule 7.1.1, Rule 7.1.2, or Rule 7.1.3;
7.2.2    at any time after a Relevant Event occurring under Rule 7.1.4, continuing for as long as that person remains so bound or entitled.
The Directors may determine that the Option shall lapse when it ceases to be exercisable under this Rule 7.2.
7.3    If:
7.3.1    a Relevant Event specified in Rule 7.1.1 occurs; or
7.3.2    a change of Control occurs as a result of a Relevant Event specified in Rule 7.1.2, Rule 7.1.3 or Rule 7.1.4;
and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 4, the Directors may permit Optionholders to exercise Options during the period of 20 days following the change of Control. Options that are not exercised will lapse at the expiry of 20 days following the change of Control.
7.4    If the Directors reasonably expect a Relevant Event to occur, the Directors may make arrangements permitting Options to be exercised for a period of 20 days
ACTIVE/204140181.1

Exhibit 99.1
ending with the Relevant Event. If an Option is exercised under this Rule 7.4, it will be treated as having been exercised in accordance with Rule 7.2.
If the Directors make arrangements for the exercise of Options under this Rule 7.4:
7.4.1.    if the Option is not exercised in accordance with those arrangements, it will lapse on the date of the Relevant Event; and
7.4.2.    if the Relevant Event does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.
7.5    If, as a result of a Relevant Event (whether or not a Reorganisation), an Acquiring Company has obtained Control of the Company, each Optionholder may, by agreement with the Acquiring Company within the Rollover Period (which for these purposes shall mean a period having the same duration as the applicable appropriate period defined in paragraph 26(3) of Schedule 4) release each Option (Old Option) for a replacement option (New Option). A New Option shall:
7.5.1    be over shares that satisfy the requirements of paragraphs 16 to 20 of Schedule 4 in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4); and
7.5.2    be a right to acquire such number of those shares as have, immediately after grant of the New Option, a total Market Value substantially the same as the total Market Value of the shares subject to the Old Option immediately before its release; and
7.5.3    have an exercise price per share such that the total price payable on complete exercise of the New Option is substantially the same as the total price that would have been payable on complete exercise of the Old Option; and
7.5.4    so far as practicable, be on terms otherwise identical to the Old Option immediately before the Old Option's release.
7.6    Any New Option granted under Rule 7.5 shall be treated as having been acquired at the same time as the relevant Old Option for all other purposes of the Scheme.
7.7    The Scheme shall be interpreted in relation to any New Options as if references to:
7.7.1    the Company (except for those in the definitions of Constituent Company and Group Company) were references to the Acquiring Company (or to any other company whose shares are subject to the New Options, as the context may require); and
ACTIVE/204140181.1

Exhibit 99.1
7.7.2    the Shares were references to the shares subject to the New Options.
7.8    The Company will remain the scheme organiser of the Scheme (as defined in paragraph 2(2) of Schedule 4) following the release of Options and the grant of New Options under Rule 7.5, and no further Options shall be granted other than the New Options.
7.9    The Acquiring Company shall issue (or procure the issue of) an Option certificate for each New Option.
7.10    In this Rule 7 (other than Rule 7.5), a person shall be deemed to have obtained Control of a company if they, and others acting with them, have obtained Control of it together.
7.11    If a Relevant Event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the Company or any Associated Company will remain the same, and the company that obtains Control offers to grant New Options in accordance with Rule 7.5, then Rule 7.2 shall not apply and all Old Options shall lapse at the end of the Rollover Period to the extent that they are not released under Rule 7.5.
7.12    If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Optionholder may exercise an Option at any time in the period before that resolution is passed, conditionally upon the passing of that resolution, and if the Optionholder does not exercise the Option, it shall lapse when the winding up begins.
7.13    The Directors shall notify Optionholders of any event that is relevant to Options under this Rule 7 within a reasonable period after the Directors become aware of it.
8.    TRADE SALE
8.1    An Option may be exercised to the extent Vested (or, if the Directors so determine, to a greater extent or in full) in the event of a Trade Sale under the provisions set out below:
8.2    The service of a notice of exercise on a Trade Sale shall irrevocably constitute the Company an Optionholder’s agent for the sale of all the Shares acquired by that Optionholder as a result of the exercise of his Option on or after completion of the Trade Sale on terms which (subject to this Rule 8) are no less favourable than the terms on which Shares are acquired by the purchaser from the other shareholders of the Company.
8.3    The Company shall have irrevocable and unconditional authority to sign, complete, execute and deliver in the name of and on behalf of Optionholders (and/
ACTIVE/204140181.1

Exhibit 99.1
or to appoint any person nominated by it to do so) any agreement, stock transfer form and any other documents necessary to transfer such Shares to the purchaser (and to give normal warranties, representations and covenants that such Shares are sold with full title guarantee, are free from any encumbrance of any nature and as to the authority of the Optionholders and their agent to sell such Shares) against payment of the purchase money and/or delivery of any other consideration to the Company.
9.    WINDING-UP OF THE COMPANY
If, at any time while any Option remains unexercised, notice is duly given of a general meeting of the Company at which a resolution will be proposed for the liquidation of the Company, and every Option shall be exercisable to the extent Vested (or, at the discretion of the Directors, to a greater extent or in full) in whole or in part (provided that such Option has not by the time of such resolution lapsed) until the commencement of such winding-up within the meaning of the local equivalent of the Insolvency Act 1986. The Company shall give to each Optionholder notice of any meeting called for the purpose of considering a resolution for the voluntary liquidation of the Company and shall at the same time give him notice of his rights under this Rule.
Subject to the foregoing, all Options shall lapse on the commencement of the winding-up of the Company.
10.    VARIATION OF CAPITAL
10.1    Subject to this Rule 10, in the event of any variation of the ordinary share capital of the Company (whenever effected) by way of bonus issue, rights issue, or sub-division, consolidation or reduction, the Directors may make such adjustments as it considers appropriate under Rule 10.2 below.
10.2    An adjustment made under this Rule shall be to one or more of the following:
10.2.1    the number of Shares in respect of which any Option granted under the Scheme may be exercised; and
10.2.2    the price at which Shares may be acquired by the exercise of any such Option.
10.3    An adjustment under Rule 10.2 shall not take effect if it would cause the Scheme to cease to satisfy the provisions of Schedule 4, unless the Directors resolve that the Scheme is intended to cease to comply with Schedule 4.
10.4    As soon as reasonably practicable after making any adjustment under Rule 10.2 above, the Directors shall give notice in writing thereof to each Optionholder.
11.    ALTERATIONS TO SCHEME
ACTIVE/204140181.1

Exhibit 99.1
11.1    Subject to Rules 11.2 and 11.3, no alteration shall be made to the Scheme to the material advantage of Optionholders unless the prior consent of the Company’s shareholders in general meeting has been obtained.
11.2    The Directors may by resolution at any time and from time to time make such alteration to the Scheme as is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change therein or any requirements of HM Revenue & Customs or to obtain or maintain favourable taxation treatment for the Company or the Optionholders.
11.3    No alteration to a key feature of the Scheme (within the meaning of paragraph 30 of Schedule 4) shall take effect if it would cause the Scheme to cease to satisfy the provisions of Schedule 4, unless the Directors resolve that the Scheme is intended to cease to comply with Schedule 4.
12.    MISCELLANEOUS
12.1    This Scheme shall be a subplan of the Compass Pathways plc 2026 Inducement Plan (2026 Plan), established pursuant to Section 2(f) of the 2026 Plan. For the avoidance of doubt, any Shares subject to Options granted hereunder shall reduce the number of Shares available for issuance under Section 3(a) of the 2026 Plan. In the event of a conflict between the terms of the 2026 Plan and this Scheme, the Rules of this Scheme shall govern and, specifically, override the provisions of Section 5 of the 2026 Plan; provided however, that in all events, Qualifying Employees shall be limited to those individuals eligible to receive grants pursuant to Section 4 of the 2026 Plan.
12.2    This Scheme shall not form part of the contract of employment of any individual who participates in it. The rights and obligations of any individual under the terms of his office or employment with any Company participating in the Scheme shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination. No such participation, rights or benefits shall be taken into account for the purposes of calculating the amount of benefits payable to any pension fund. Options granted pursuant to the Scheme shall not constitute any representation or warranty that any benefit will accrue to the Qualifying Employee who is granted the Option, not that favourable tax treatment will be available under Schedule 4.
12.3    The Scheme shall in all respects be administered by the Directors who may from time to time make and vary such rules and regulations for its conduct not inconsistent with these Rules and may from time to time establish such procedures for administration and implementation of the Scheme as they think fit,
ACTIVE/204140181.1

Exhibit 99.1
and in the event of any dispute or disagreement as to the interpretation of the Scheme, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Scheme, the decision of the Directors shall be final and binding upon all persons.
12.4    The costs of introducing and administering the Scheme shall be borne by the Company.
12.5    The Company shall maintain all necessary books of account and records relating to the Scheme.
12.6    Subject to the Articles of Association of the Company, an Optionholder who is a director of the Company may, notwithstanding his interest, vote on any board resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefits under the Scheme.
13.    SERVICE OF DOCUMENTS
13.1    Any notice or other communication under or in connection with the Scheme may be given
13.1.1    by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of a company participating in the Scheme, either to his last known address or to the which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or
13.1.2    by electronic communication in the customary manner for the Company’s communications with options and warrant holders.
14.    DATA HANDLING CONSENT
14.1    In order to grant and administer the Option, the Company will require Personal Data from the Optionholder. This Personal Data may be transferred to any of the following to give effect to and maintain and administer the Option for the duration of its term:
(a)    a trustee of an employee benefit trust;
(b)    the Company’s registrars; and
(c)    administrators of, or advisers in respect of, the Company’s share incentive arrangements.
ACTIVE/204140181.1

Exhibit 99.1
14.2    In the event that a prospective buyer of the Company or any company in the Group or business unit which employs the Optionholder, or the prospective buyer’s professional advisors, wishes to conduct due diligence into the Company’s employees’ share option schemes, the Company may make Personal Data available, provided that those persons irrevocably agree to use the Optionholder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the GDPR.
14.3    In the event that it becomes necessary for the grant or administration of the Option, that Personal Data is transferred outside the European Economic Area, to a country that has not been designated by the European Commission as providing an adequate level of protection for Personal Data, the Company shall adopt such lawful transfer mechanisms as are required to protect that Personal Data in accordance with the requirements of the GDPR.
14.4    In accordance with the GDPR, the Optionholder shall be entitled to require the amendment of any Personal Data that is incorrect and to the deletion of Personal Data on expiry of the Option subject to such legislation as may require its retention thereafter.
15.    GOVERNING LAW
The Rules and the Scheme shall in all respects be governed by the laws of England and Wales.
ACTIVE/204140181.1

Exhibit 99.1

APPENDIX 1
OPTION CERTIFICATE
COMPASS PATHWAYS plc COMPANY SHARE OPTION PLAN
(Scheme)
No............................................
Dated.............................................
THIS DOCUMENT IS IMPORTANT. A form of notice for use by the Participant for the exercise of the option is enclosed with this Certificate.

Optionholder:	.............................................................................

Address of Optionholder:	.............................................................................
.............................................................................

Date of Grant:	.............................................................................

Number of Ordinary Shares:	.............................................................................

Price per Ordinary share:	.............................................................................

Vesting Schedule

Date	Proportion of Option Vested (provided that the Optionholder remains an employee of the Group at the relevant date)*
ACTIVE/204140181.1

Exhibit 99.1

The first anniversary of the Date of Grant	25%
On the expiry of each subsequent calendar month, until the Option is vested in full	2.08333%
*rounded down to the nearest whole number of shares
THIS IS TO CERTIFY THAT the person named above has been granted an option under the Compass Pathways plc 2026 Inducement Plan and the Scheme to acquire the above number of Ordinary Shares (Shares) in the Company at the above price per Share, upon the terms set out in the Scheme.
It is the intention of the Company that options granted under the Scheme shall benefit from the tax advantages set out in Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003. However, such treatment is not guaranteed, and neither the company nor any member of the Group shall be liable to the Optionholder or any other person if such tax advantages are not available.
The Option is exercisable by payment of the aggregate Exercise Price payable in cash pursuant to section 5.1.3 of the Scheme. For the avoidance of doubt, Section 5(e)(ii) and Section 5(e)(iv) of the Compass Pathways plc 2026 Inducement Plan shall be expressly disapplied for this purpose.
The Option is exercisable in whole or in part as specified in the Rules of the Scheme, including Rule 5.4 in relation to tax liabilities which may arise and are for the account of the Optionholder.
This Option is not transferable and will lapse upon the occasion of an assignment, charge, disposal or other dealing with the rights conveyed by it.
It is hereby certified that the transaction hereby effected falls within category L in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987.
A person who is not a party to this deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.
Signed as a Deed (but not delivered until dated) by ........................................ for and on behalf of
COMPASS PATHWAYS plc acting as ……………………………………………………….
(a Director) in the presence of a witness who attests the Director’s signature:

W	Signature---------------------------------
ACTIVE/204140181.1

Exhibit 99.1

I
T	Name -------------------------------------
N
E	Address ----------------------------------
S
S	----------------------------------------------

APPENDIX 2
UNAPPROVED SCHEDULE
Options granted under this Unapproved Schedule (“Unapproved Options”) shall not benefit from the tax advantages of Schedule 4. The terms of Unapproved Options shall be identical to the terms of options granted under the Scheme, except where expressly otherwise provided below:
Definitions

Market Value	shall mean the market value of a Share, as determined by the Directors

Qualifying Employee	shall mean any employee or executive director of any Member of the Group

Share	shall mean a fully-paid ordinary share in the Company
The following rules shall not apply to Unapproved Options:
2.1,
2.3,
5.2.3,
7.5.1,
7.8;
ACTIVE/204140181.1

Exhibit 99.1
10.3; and
11.2
ACTIVE/204140181.1

Exhibit 99.1

APPENDIX 2
NOTICE OF EXERCISE
Compass Pathway plc
COMPANY SHARE OPTION PLAN
("the Plan")
To: Compass Pathways plc ("the Company")
I/We being the grantee/the personal representative(s) of the grantee [Note (a)] hereby exercise the Option referred to in the enclosed Option Certificate in respect of ............. [Note (b)] Ordinary shares ("the Ordinary shares").
I/We have arranged payment by BACs transfer of £.............          [Note (c)]
I/We accept such Ordinary shares subject to the Articles of Association of the Company and authorise the Company to enter my/our name(s) upon the Register of Members of the Company in respect thereof and to despatch a certificate therefore (and a balance Option Certificate if due) to me/us by ordinary post at my/our own risk to the address set out below.
I/We declare that the said Ordinary shares are not being acquired by me/us as trustee(s) or nominee(s) for any other person.

Full Name(s):	..............................................................................
..............................................................................
(Grantee/Personal Representatives of Grantee (a))

Address:	..............................................................................
..............................................................................
..............................................................................

ACTIVE/204140181.1

Exhibit 99.1

Signature(s):	..............................................................................
..............................................................................
NOTES
(a)Delete whichever is inapplicable. In the case of personal representatives all must sign and the Grant of Probate or Letters of Administration must be produced.
(b)Insert the number of Ordinary shares in respect of which the Option is exercised.
(c)Insert the consideration to be remitted in respect of this exercise; this can be found by multiplying the price per Ordinary share stated in the Option Certificate by the number of Ordinary shares stated in paragraph 1 above.
(d)The tax consequences of exercising your option may vary according to the time of exercise. In particular, in certain circumstances (set out below) the difference between the Option exercise price and the market value of the Shares at the time of exercise will not be subject to income tax. Instead, you may be liable to pay capital gains tax (subject to any allowances) on the eventual sale of the Shares you acquire on exercise of the Option. The circumstances are:
1.where the option is exercised at least 3 years and not more than 10 years after the Option was granted; or
2.the Option is exercised within three years of the date pursuant to the provisions of the Plan in circumstances that are such that the individual exercising the Option has ceased to be a full time director or qualifying employee of the group company because of injury, disability, redundancy or retirement, or the sale of the Optionholder’s employing company or business out of the group, and the option is exercised within six months of such cessation.
3.where the Option is exercised before the third anniversary in the case of certain takeovers of the company
In each case the Option must be exercised at a time when the Plan benefits from tax advantages under Schedule 4.
YOU ARE THEREFORE ADVISED TO CONSULT YOUR PROFESSIONAL ADVISERS BEFORE EXERCISING YOUR OPTION.

ACTIVE/204140181.1

Exhibit 99.1
FOR COMPANY SECRETARY'S USE ONLY
Notice received                    20
WHERE THIS NOTICE OF EXERCISE DIFFERS FROM THE RULES OF THE PLAN AND/OR THE LEGISLATION THE RULES AND LEGISLATION WILL TAKE PRECEDENCE.
ACTIVE/204140181.1

Exhibit 99.1
NON-QUALIFIED SHARE OPTION AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE COMPASS PATHWAYS PLC
2026 INDUCEMENT PLAN
Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:
    [FMV on Grant Date]
Grant Date:
Vesting Commencement Date:

Expiration Date:
Pursuant to the COMPASS Pathways plc 2026 Inducement Plan, as amended through the date hereof (the “Plan”), COMPASS Pathways plc (the “Company”) hereby grants to the Optionee named above an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of Shares specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Share Option has been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The NASDAQ Stock Market LLC, and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of equity compensation plans. This Agreement and the terms and conditions of this Share Option shall be interpreted in accordance with and consistent with such exemption. This Share Option is not intended to be an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986, as amended.
Vesting and Exercisability Schedule. No portion of this Share Option may be exercised until such portion shall have vested and become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Share Option shall become vested and exercisable as follows, so long as Optionee remains an employee of the Company or any Subsidiary on such dates: 25% of this Share Option shall vest and become exercisable upon the first anniversary of the Vesting Commencement Date, and the remaining 75% of this Share Option shall vest and become exercisable in 36 equal monthly installments thereafter.
Once vested and exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
ACTIVE/204140181.1

Exhibit 99.1
Manner of Exercise.
The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Shares will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Shares attested to.
The Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred
ACTIVE/204140181.1

Exhibit 99.1
the shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.
Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date hereof.
Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.
Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company or any Subsidiary and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.
Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.
Any portion of this Share Option that is not vested and exercisable on the date of termination shall, unless otherwise determined by the Administrator, terminate immediately and be of no further force or effect. The Administrator’s determination of the reason for termination
ACTIVE/204140181.1

Exhibit 99.1
of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Share Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from Shares to be issued to the Optionee a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due (provided that such amount shall not exceed the maximum statutory tax rate).
UK Taxes. No Shares will be delivered to the Optionee pursuant to the exercise of the Share Option until the Optionee has made arrangements acceptable to the Company for the satisfaction of any applicable domestic or foreign income tax and employment tax of any kind (including, but not limited to, any United Kingdom income tax or National Insurance contributions) required by law to be paid or withheld by the Company or any Subsidiary, including, without limitation, such other tax obligations of the Optionee incidental to the receipt of Shares, together (to the extent legally permissible) with any employer’s (secondary) National Insurance contributions which may arise with respect this Agreement. Upon exercise of the Share Option, the Company or the Optionee’s employer may offset or withhold (from any amount owed by the Company or the Optionee’s employer to the Optionee) or collect from the Optionee an amount sufficient to satisfy such tax or withholding obligations. Furthermore, in the event of any determination that the Company or any Subsidiary has failed to withhold a sum sufficient to pay all taxes due in connection with the Share Option, the Optionee agrees to pay to the Company or the relevant Subsidiary such amount in cash within five (5) days after receiving a written demand from the Company or the relevant Subsidiary to do so, whether or not the Optionee is an employee of the Company or such Subsidiary at that time.
Transfer of Burden of Employer’s National Insurance contributions. If the Optionee is tax resident in the United Kingdom (a “UK Participant”), the Optionee agrees with and undertakes to the Company and, if different, to its employer that:
The Optionee’s employer may recover from the Optionee, as set out in Section 3 above, the whole or any part of any employer’s (secondary) National Insurance contributions which may arise with respect to any taxable event arising as a result of this Agreement; and
ACTIVE/204140181.1

Exhibit 99.1
The Optionee shall, if requested by the Company, join with its employer in making an election (in a form approved by HMRC under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the transfer to the Optionee of the whole, or such part as the Company may determine, of any liability to employer’s (secondary) National Insurance contributions which may arise with respect to any taxable event arising as a result of this Agreement.
No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Optionee at any time.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company
ACTIVE/204140181.1

Exhibit 99.1
or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
COMPASS PATHWAYS PLC
By:
    Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.
Dated:
Optionee’s Signature

Optionee’s name and address:

ACTIVE/204140181.1

Exhibit 99.1
RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDEr the cOMPASS PATHWAYS PLC
2026 inducement PLAN
Name of Grantee:
No. of Restricted Share Units:
Grant Date:
Vesting Commencement Date:

Pursuant to the COMPASS Pathways plc 2026 Inducement Plan, as amended through the date hereof (the “Plan”), COMPASS Pathways plc (the “Company”) hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above. This Award been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The NASDAQ Stock Market LLC, and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of equity compensation plans. This Agreement and the terms and conditions of Award shall be interpreted in accordance with and consistent with such exemption. Each Restricted Share Unit shall relate to one Share.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
Vesting of Restricted Share Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the specified dates in the following schedule (each, a “Vesting Date”) so long as the Grantee remains an employee of the Company or any Subsidiary on such Vesting Date(s): in four equal annual installments commencing with the one-year anniversary of the Vesting Commencement Date.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
Termination of Employment. If the Grantee’s employment terminates for any reason (including death or disability) prior to a Vesting Date set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units.
ACTIVE/204140181.1

Exhibit 99.1
Issuance of Shares. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such shares.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Unless otherwise determined by the Administrator, (i) to the extent the Grantee is not subject to Section 16 of the Exchange Act at the time shares of Stock are issued pursuant to this Award, the Company’s required tax withholding obligation shall be satisfied in full by an arrangement whereby (x) the Company shall issue to a broker designated by the Company and acting on behalf of the Grantee a number of Shares sufficient to satisfy the withholding amount due (provided that such amount shall not exceed the maximum statutory amount due) along with any applicable third-party commission with irrevocable instructions to sell such Shares (“Sale-to-Cover”) and (y) the proceeds from such Sale-to-Cover shall be remitted to the Company; provided that in the event the proceeds from the Sale-to-Cover are insufficient to fully satisfy the applicable withholding taxes, the Grantee authorizes withholding from payroll and any other amounts payable to the Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the remaining applicable withholding taxes and (ii) to the extent the Grantee is subject to Section 16 of the Exchange Act at the time Shares are issued pursuant to this Award, the Sale-to-Cover shall not apply and the Company’s required tax withholding obligation shall be satisfied by the Company withholding from Shares to be issued a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due (provided that such amount shall not exceed the maximum statutory amount due). Unless the withholding tax obligations of the Company and/or any Affiliate thereof are satisfied by the Grantee in accordance with this provision, the Company shall have no obligation to issue any Shares on the Grantee’s behalf pursuant to the vesting of this Award.
Section 409A of the U.S. Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the U.S. Code as “short-term deferrals” as described in Section 409A of the U.S. Code.
No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and
ACTIVE/204140181.1

Exhibit 99.1
neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Grantee at any time.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
Section 431 Election. If the Grantee is tax resident in the United Kingdom and is so requested by the Board, the Grantee shall, along with its employer, within 14 days of acquisition of any Shares enter into a Section 431 Election with respect to such Shares enter into a Section 431 Election with respect to such Shares. The Grantee shall also make such arrangements as the Board may require for the satisfaction of any Federal, state, or local taxes (domestic or foreign) of any kind (including, but not limited to, any United Kingdom income tax or National Insurance contributions and including (to the extent legally permissible) with any employer’s (secondary) National Insurance contributions) with respect to such acquisition of Shares as may arise upon the making of such Section 431 Election.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company
ACTIVE/204140181.1

Exhibit 99.1
or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
COMPASS PATHWAYS PLC
By:
    Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Grantee’s name and address:

ACTIVE/204140181.1